Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-60516) pertaining to the Stifel Financial Profit Sharing 401(k) Plan, of our report dated June 22, 2018, on our audits of the statements of net assets available for benefits of Stifel Financial Profit Sharing 401(k) Plan as of December 31, 2017 and 2016, and the related statements of changes in net assets available for benefits for the years ended December 31, 2017 and 2016, which report appears in the December 31, 2017, annual report on Form 11-K of Stifel Financial Profit Sharing 401(k) Plan.

/s/ BKD, LLP

St. Louis, Missouri

June 22, 2018